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Exhibit 4.9

KPMG LLP Chartered Accountants
1200 205 - 5th Avenue SW Calgary AB T2P 4B9	Telephone (403) 691-8000 Telefax (403) 691-8008 www.kpmg.ca

Alberta Securities Commission

November 20, 2002

Dear Sirs

TransCanada PipeLines Limited (the "Company")

We refer to the short form prospectus of the Company dated November 20, 2002 ("the Prospectus") relating to the sale and issue of US $1,000,000,000 Common Shares, Preferred Shares or Debt Securities of the Company.

We are the auditors of the Company and under date of February 25, 2002, we reported on the following financial statements incorporated by reference in the Prospectus:

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  Consolidated balance sheets as at December 31, 2001 and December 31, 2000; and

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  Consolidated statements of income, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2001.

Also incorporated by reference in the Prospectus are the following unaudited interim financial statements which have been filed with the securities regulatory authority:

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  Consolidated balance sheet as at September 30, 2002;

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  Consolidated statements of income and cash flows for the three-month and nine-month periods ended September 30, 2002 and 2001; and

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  Consolidated statements of retained earnings for the nine-month periods ended September 30, 2002 and 2001.

We have not audited any financial statements of the Company as at any date or for any period subsequent to December 31, 2001. Although we have performed an audit for the year ended December 31, 2001, the purpose and therefore the scope of the audit was to enable us to express our opinion on the consolidated financial statements as at December 31, 2001 and for the year then ended, but not on the financial statements for any interim period within that year. Therefore, we are unable to and do not express an opinion on the above-mentioned unaudited interim consolidated financial statements or on the financial position, results of operations or cash flows as at any date or for any period subsequent to December 31, 2001.

Alberta Securities Commission

We have, however, performed a review of the unaudited interim consolidated financial statements of the Company as at September 30, 2002 and for the three-month and nine-month periods ended September 30, 2002 and 2001. We performed our review in accordance with Canadian generally accepted standards for a review of interim financial statements by an entity's auditors. Such an interim review consists principally of applying analytical procedures to financial data and making inquiries of, and having discussions with, persons responsible for financial and accounting matters. An interim review is substantially less in scope than an audit, whose objective is the expression of an opinion regarding the financial statements. An interim review does not provide assurance that we would become aware of any or all significant matters that might be identified in an audit.

Based on our review, we are not aware of any material modification that needs to be made for these interim consolidated financial statements to be in accordance with Canadian generally accepted accounting principles.

This letter is provided solely for the purpose of assisting the securities regulatory authority to which it is addressed in discharging its responsibilities and should not be used for any other purpose. Any use that a third party makes of this letter or any reliance or decisions based on it, are the responsibility of such third parties. We accept no responsibility for loss or damages, if any, suffered by any third party as a result of decisions made or actions taken based on this letter.

Yours very truly

/s/ KPMG LLP

Chartered Accountants

Calgary, Canada
November 20, 2002

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Exhibit 4.9